EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          RIVER DISTRIBUTION SUB, INC.

                  RIVER DISTRIBUTION SUB, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  FIRST: The present name of the corporation is River Distribution Sub Inc. (hereinafter called the "Corporation"), which is the name under which the Corporation was originally incorporated; the date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 23, 1997.

                  SECOND: The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety pursuant to this Amended and Restated Certificate of Incorporation.

                  THIRD: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 241 and 245 of the Delaware General Corporation Law. The Corporation has not received any payment for any of its stock.

                  FOURTH: The Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          RIVER DISTRIBUTION SUB, INC.

                  FIRST: The name of the corporation is River Distribution Sub, Inc. (hereinafter called the "Corporation").

                  SECOND: The registered office of the Corporation is to be located at 1013 Centre Road, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity, without limitation, for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty million (40,000,000) shares, of which ten million (10,000,000) shares shall be preferred stock, $.001 par value per share (the "Preferred Stock"), and thirty million (30,000,000) shares shall be common stock, $.001 par value per share (the "Common Stock"). The Preferred Stock and the Common Stock are sometimes hereinafter collectively referred to as "Capital Stock."


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                          B. The following is a statement of the designations,
powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of Directors of the
Corporation:

                             (1) Preferred Stock. The Preferred Stock may be
issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law. The Board of Directors in any such resolution or resolutions is expressly authorized to state for each such series:

                                 (a) the voting powers, if any, of the holders
                              of shares of such series in addition to any voting rights affirmatively required by law;

                                 (b) the rate or rates per annum and the time or
                              times at and conditions upon which the holders of shares of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

                                 (c) the terms and conditions upon which the
                              shares of such series shall be redeemable;

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                                 (d) the amount payable and the rights to which
                              the holders of the shares of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                                 (e) the terms, if any, upon which shares of
                              such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

                                 (f) any other designations, preferences, and
                              relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this certificate of incorporation or the laws of the State of Delaware.

                  All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

                  Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may be resolution or resolutions likewise adopted increase or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of

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that series; and in case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status which they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

                     2. Common Stock. Subject to the preferences, privileges and voting powers, and the restrictions and qualifications thereof, with respect to each class of Capital Stock of the Corporation having any priority over the Common Stock, the holders of the Common Stock shall have and possess all rights appertaining to Capital Stock of the Corporation. All shares of Common Stock shall be identical with each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote. The holders of Common Stock shall not be permitted to cumulate their votes for the election of directors.

                  C. No holder of shares of Capital Stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Capital Stock or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized or whether issued for cash or other consideration or by way of dividend.

                  FIFTH: Except as may be otherwise provided for or fixed pursuant to the provisions of Article FOURTH with respect to any rights of holders of Preferred Stock to elect directors, the number of directors of the Corporation shall be not less than seven nor more than twenty. The directors shall be divided into three classes, as nearly equal in number as possible. The members of each class shall be elected for

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the term of three years and until their successors are elected and qualified.
One class shall be elected by ballot annually.

                  SIXTH: The Board of Directors shall have the power to adopt, amend and repeal the By-laws of the Corporation. The holders of shares of capital stock of the Corporation entitled to vote in an election of directors ("Voting Shares") also shall have the power to amend or repeal the By-laws, including By-laws made by the Board of Directors, and to enact By-laws which if so expressed may be amended or repealed only by the holders of the Voting Shares.

                  SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or

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arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

                  EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph
(7)) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article EIGHTH shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                  NINTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, past and present directors and officers, and may indemnify any and all other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and shall advance expenses incurred by any and all of such persons in relation to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official

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capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect the right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.
                  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                  TENTH: A two-thirds vote of the entire Board of Directors shall be required to renew or amend any employment contract between the Corporation and any officer of the Corporation.

                                  [END OF TEXT]

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                  IN WITNESS WHEREOF, I have hereunto set my hand the 8th day of
October, 1997.

                                             /s/ Gloria M. Skigen
                                            -----------------------------------
                                            Gloria M. Skigen, Sole Incorporator
                                            75 East 55th Street
                                            New York, New York 10022





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